Exhibit (a)(1)(B)
SLM CORPORATION
12061 Bluemont Way
Reston, Virginia 20190
703-984-5674, Fax 703-984-5671
Albert L. Lord
Vice Chairman and Chief Executive Officer
May 14, 2010
To our Valued Sallie Mae Employees:
     Sallie Mae’s Board of Directors and shareholders have approved a stock option exchange program that allows employees holding eligible “underwater” stock options to exchange them for new options with a strike price more in line with our current stock value. If you are receiving this communication, our records show that you hold options that are eligible for this program. The Board of Directors and I are pleased to acknowledge the importance of your valued contributions through this program.
     Stock option grants are intended as a performance-based incentive to reward employee efforts. In recent years, a collision of market and political developments has depressed our share price, leaving existing stock options un-exercisable. The exchange program gives you an opportunity to surrender old options in exchange for a fewer number of new options with a more favorable strike price. The exchange program commences on May 17th and is scheduled to expire on June 14th, so please carefully consider this opportunity to participate in the exchange program. Please see the attached information sheet for more details.
Sincerely,

Albert L. Lord
Vice Chairman and Chief Executive Officer
The exchange program is subject to the rules and regulations of the Securities and Exchange Commission (“SEC”), which require us to include the following legend:
Additional Information Regarding the Exchange Program
SLM Corporation (the “Company”) is filing a Tender Offer Statement on Schedule TO with the SEC in connection with the exchange program. Persons who are eligible to participate in the exchange program should read the Tender Offer Statement on Schedule TO and other related materials when those materials become available, because they contain important information about the exchange program. The Company’s shareholders and option holders will be able to obtain the written materials described above and other documents filed by the Company with the SEC free of charge from the SEC’s Web site at www.sec.gov. In addition, shareholders and option holders may obtain free copies of the documents filed by the Company with the SEC at the investor page on the Company’s Web site at www.salliemae.com/about/investors.